Exhibit 99.1

Merger Between MasterBrand and American Woodmark Receives Shareholder Approval

Beachwood, Ohio and Winchester, Virginia – October 30, 2025 – MasterBrand, Inc. (“MasterBrand”) (NYSE: MBC) and American Woodmark Corporation (“American Woodmark”) (NASDAQ: AMWD) today jointly announced that, at their respective special meetings of shareholders held earlier today, they each received the necessary shareholder approvals for the previously announced combination of MasterBrand and American Woodmark. The final results for the proposals voted on at the special meetings of each company’s shareholders held today will be set forth in the companies’ separate Current Reports on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”). Closing of the transaction remains subject to the receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction or waiver of other customary closing conditions.

“Shareholder approval marks an important milestone that reflects strong confidence in this transformative combination and the opportunities it will create for our customers, associates, and shareholders,” said Dave Banyard, President and Chief Executive Officer of MasterBrand. “With this step now complete, we look forward to receiving the required regulatory clearance to complete the merger and position the combined company to better serve our customers while building on our shared commitment to quality, innovation, and operational excellence.”

“Receiving shareholder approval is a key step toward bringing together two organizations with highly complementary strengths and customer-centric cultures,” said Scott Culbreth, President and Chief Executive Officer of American Woodmark. “We’re proud of what our team has accomplished and grateful for our shareholders’ confidence as we work closely with MasterBrand to plan for a smooth and successful integration of the two companies.”

About MasterBrand

MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 7,700 dealers, major retailers and builders. MasterBrand employs over 13,000 associates across more than 20 manufacturing facilities and offices. Additional information can be found at www.MasterBrand.com.

About American Woodmark

American Woodmark celebrates the creativity in all of us. With over 7,800 employees and more than a dozen brands, American Woodmark is one of the nation’s largest cabinet manufacturers. From inspiration to installation, American Woodmark helps people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, American Woodmark sparks the imagination of homeowners and designers and brings their vision to life. Across American Woodmark’s service and distribution centers, corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Visit americanwoodmark.com to learn more and start building something distinctly your own.

INVESTOR AND MEDIA CONTACTS

MasterBrand Investor Relations:

Investorrelations@MasterBrand.com

OR

C Street Advisory Group

MasterBrand@thecstreet.com

(212) 372-4977

MasterBrand Media Contacts:

Media@MasterBrand.com

American Woodmark Investor Relations:

Bradley Kosler

VP Finance

540-665-9100

American Woodmark Media Contact:

Nick Lamplough / Clayton Erwin / Paige Macpherson

Collected Strategies

AMWD-CS@collectedstrategies.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release, other than purely historical information, including, but not limited to, statements as to the likelihood and anticipated timing of the closing of the proposed transaction, expected benefits, effects or outcomes relating to the proposed transaction, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, an expectation or belief is expressed as to future results or events, such expectation or belief is based on the current plans and expectations of the management of MasterBrand or American Woodmark, as applicable. Although MasterBrand and American Woodmark, as applicable, believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated or implied in such statements. These factors include a failure by either party or both parties to satisfy one or more of the closing conditions set forth in the merger agreement, including a failure to obtain any required regulatory or governmental approvals; the occurrence of events or changes in circumstances that give rise to the termination of the merger agreement by either party or a delay in the closing of the transaction; potential litigation relating to the transaction; the effect of the proposed transaction on the ability of either party to retain customers, maintain relationships with suppliers and hire and retain key personnel; the effect of the proposed transaction and the announcement of the proposed transaction on the parties’ stock prices; disruptions in the ordinary course business of either party resulting from the transaction; the continued availability of capital and financing and any rating agency actions related to the transaction or otherwise; the risk that certain limitations in the merger agreement may impact either party’s ability to pursue certain business opportunities or strategic transactions; the diversion of the attention and time of management of either party from ordinary course business operations to the transaction and transaction-related issues; the impact of transaction and/or integration costs and any increases in such costs; the existence of unknown liabilities; the ability of MasterBrand to successfully integrate American Woodmark into its business and operations; and the risk that any anticipated economic benefits, cost savings or other synergies are not fully realized or take longer to realize than expected. Other factors include those listed under “Risk Factors” in Part I, Item 1A of MasterBrand’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024, Part II, Item 1A of MasterBrand’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2025, Part II, Item 1A of MasterBrand’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2025, Part I, Item 1A of American Woodmark’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025, Part II, Item 1A of American Woodmark’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2025, and other MasterBrand and American Woodmark filings with the SEC.

The forward-looking statements included in this press release are made as of the date of this press release and, unless legally required, neither MasterBrand nor American Woodmark undertakes any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release.

Source: MasterBrand, Inc.